Exhibit 99.1

Save Foods Announces Corporate Rebranding Changes Name to N2OFF Inc. to Reflect Core Values of its Business

Save Foods’ Nasdaq trading symbol will change to NITO on March 19, 2024

Neve Yarak, Israel, March 18, 2024/Global Newswire/ – Save Foods, Inc. (NASDAQ: SVFD) (FSE:80W) (“Save Foods” or the “Company”), an innovative agri-food tech company providing sustainable solutions for agriculture and plant-based food, today announced a corporate rebranding in response to recent business developments that focuses on sustainable environmental solutions. At the heart of this rebranding is a change of the Company’s name to N2OFF Inc. to embody its corporate vision and core values.

The rebranding includes a new name and an update to the Company’s corporate logo and website, as well as a new website for its majority-owned Israeli subsidiary, NTWO OFF Ltd.

N2OFF Inc. corporate website: https://www.n2off.htmline.com

N2OFF Ltd. website: https://www.n2off.net

In addition, the Company’s Nasdaq trading symbol will change to NITO. The Company will begin trading on the Nasdaq Capital Market (“Nasdaq”) under its new name “N2OFF Inc.” and new trading symbol “NITO” upon the opening of the market on March 19, 2024.

About Save Foods:

Save Foods, Inc. is an innovative agri-food tech company that through its three operational arms delivers integrated solutions for improved safety, quality, and sustainability every step of the way from field to fork. Save Foods Ltd., Save Foods’ majority-owned Israeli subsidiary, focuses on post-harvest treatments in fruit and vegetables to control and prevent pathogen contamination, significantly reduce the use of hazardous chemicals, and prolong fresh produce’s shelf life. NTWO OFF Ltd., Save Foods’ majority-owned Israeli subsidiary, contributes to tackling greenhouse gas emissions, offering a pioneering solution to mitigate N2O (nitrous oxide) emissions, a potent greenhouse gas with 265 times the global warming impact of carbon dioxide. NTWO OFF Ltd., aims to promote agricultural practices that are both environmentally friendly and economically viable. Plantify Foods, Inc., Save Foods’ minority-owned Canadian subsidiary listed on the TSXV, offers a wide range of clean-label healthy food options that are nutritious, gluten free, non-allergenic, use whole natural ingredients, and are easy to prepare. For more information on Save Foods Ltd. and NTWO OFF Ltd. visit our website: https://savefoods.co/.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties, Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in Save Foods’ prospectus filed with the SEC on February 7, 2024, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contacts:

Michal Efraty

+972-(0)52-3044404

michal@efraty.com